                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              PACIFIC ENTERPRISES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                           [PACIFIC ENTERPRISES LOGO]

                                                           555 West Fifth Street

                                                      Los Angeles, CA 90013-1011

WILLIS B. WOOD, JR.
Chairman and
Chief Executive Officer

                                                                  March 21, 1997

Dear Shareholder:

     On behalf of the Board of Directors, it is a pleasure to invite you to our Annual Meeting of Shareholders to be held in Los Angeles on May 8. I hope you will find it convenient to attend.

     At the Annual Meeting, shareholders will vote upon a bylaw amendment reducing the minimum and maximum number of directors and will elect directors. In addition, if properly presented at the Annual Meeting, shareholders will also vote upon a shareholder proposal with respect to personal liability of directors, officers and agents. Confidential voting is provided for employee shareholders voting through the company's employee benefit plans and other shareholders may elect confidential voting if they so desire.

     Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted at the Annual Meeting. I urge you to complete the enclosed proxy or voting instruction and return it promptly. If you have any questions concerning the Annual Meeting, please call Pacific Enterprises Shareholder Services, 1-800-722-5483.

                                          Very truly yours,

                                          /s/ WILLIS B. WOOD, JR.
                                          ------------------------------
                                          Willis B. Wood, Jr.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 111th Annual Meeting of Shareholders of Pacific Enterprises will be held on Thursday, May 8, 1997 at 11:00 a.m. in The Westin Bonaventure Hotel, 404 South Figueroa Street, Los Angeles, California. At the Annual Meeting, shareholders will consider the following items of business:

        1. A bylaw amendment reducing the minimum and maximum number of directors.

        2.  The election of directors.

        3. If properly presented at the meeting, a shareholder proposal with respect to personal liability of directors, officers and agents.

        4.  Such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 17, 1997 are entitled to notice of and to vote at the Annual Meeting.

     ONLY SHAREHOLDERS OF PACIFIC ENTERPRISES ARE ENTITLED TO ATTEND THE ANNUAL MEETING.

     AN ADMISSION TICKET TO THE ANNUAL MEETING IS PRINTED ON THE INSIDE BACK COVER OF THIS PROXY STATEMENT. IF YOU PLAN TO ATTEND THE MEETING, PLEASE BRING THIS TICKET WITH YOU. IT WILL ADMIT YOU AND A GUEST OR FAMILY MEMBER.

     Shareholders who do not bring an admission ticket to the Annual Meeting must have their share ownership verified to obtain admission. Shareholders of record will be admitted upon verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees, employee benefit plans or other account custodians, must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement) at the admission desk.

     If you expect to attend the Annual Meeting in person, please check the attendance box provided on the enclosed proxy card or voting instruction. Seating is limited and will be on a first-come, first-served basis. Doors will open at 10:00 a.m.

                                          Thomas C. Sanger, Secretary

March 21, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Pacific Enterprises.................................................................       1
Outstanding Shares and Voting Rights................................................       2
Board of Directors..................................................................       3
Proposed Bylaw Amendment............................................................       5
Election of Directors...............................................................       6
Share Ownership of Directors and Executive Officers.................................       9
Financial Performance and Shareholder Returns.......................................      10
Report of the Compensation Committee................................................      13
Executive Compensation..............................................................      17
Shareholder Proposal................................................................      22
Solicitation of Proxies and Voting Instructions.....................................      24
Independent Auditors................................................................      25
Annual Reports......................................................................      25
1998 Annual Meeting of Shareholders.................................................      25

                           [PACIFIC ENTERPRISES LOGO]

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     Pacific Enterprises is providing this Proxy Statement to shareholders in connection with its Annual Meeting of Shareholders to be held May 8, 1997. It is being mailed to shareholders commencing March 21, 1997.

                              PACIFIC ENTERPRISES

     Pacific Enterprises is a Los Angeles-based utility holding company engaged in supplying natural gas throughout most of southern and part of central California. These operations are conducted through Southern California Gas Company, the nation's largest natural gas distribution utility, which provides natural gas service to residential, commercial, industrial, utility electric generation and wholesale customers through approximately 4.8 million meters in a 23,000-square-mile service territory with a population of 17.4 million. Through other subsidiaries, Pacific Enterprises is also engaged in interstate and offshore natural gas transmission to serve its utility operations, natural gas marketing, alternate energy development, centralized heating and cooling for large building complexes, energy management services and investments in foreign utility operations.

     On October 14, 1996, Pacific Enterprises and Enova Corporation, the parent company of San Diego Gas & Electric Company, announced that their Boards of Directors had unanimously approved a business combination of the two companies in a strategic merger of equals and a tax free transaction to be accounted for as a pooling of interests. Upon completion of the combination, Pacific Enterprises and Enova will become separate subsidiaries of a new holding company and the holders of their common stock will become shareholders of the new holding company. Holders of Pacific Enterprises Common Stock will receive 1.5038 shares of common stock of the new holding company for each of their shares and holders of Enova Common Stock will receive one share of common stock of the new holding company for each of their shares. Pacific Enterprises Preferred Stock will remain outstanding and unaffected by the business combination.

     The principal terms of the business combination of Pacific Enterprises and Enova were approved by the shareholders of both companies at meetings held on March 11, 1997. Completion of the combination remains subject to approvals by governmental and regulatory agencies, including the California Public Utilities Commission, that are expected to be obtained by the end of 1997. To pursue opportunities in unregulated energy markets pending the completion of the combination, Pacific Enterprises and Enova have formed a joint venture to market energy products and services.

     Pacific Enterprises was incorporated in California in 1907 as the successor to a corporation organized in 1886. Its principal executive offices are located at 555 West Fifth Street, Los Angeles, California and its telephone number is
(213) 895-5000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each share of Pacific Enterprises Common Stock and Preferred Stock which they held of record on March 17, 1997. On that date 84,167,510 shares of Pacific Enterprises Common Stock and 800,253 shares of Pacific Enterprises Preferred Stock were outstanding.

     Pacific Enterprises' bylaws permit each shareholder who desires to do so to elect that his or her identity and individual vote be held confidential. Confidentiality will not apply to the extent that voting disclosure is required by applicable law or is appropriate to assert or defend any claim relating to shareholder voting. Confidentiality also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposition solicitation provide shareholders with voting confidentiality (which, if not otherwise provided, will be requested by Pacific Enterprises) comparable to that provided by Pacific Enterprises. A shareholder desiring confidential voting must mark the appropriate box and return the enclosed proxy card.

     The employee benefit plans of Pacific Enterprises and its subsidiaries automatically provide for confidential voting by employees participating in the plans. Employees holding shares through these plans need not take any action to obtain confidential voting and may vote their shares by returning the enclosed voting instruction.

     Proxies and voting instructions that are timely received will be voted in the manner directed thereon. If no direction is given, they will be voted, as to the shares for which they are authorized to be voted, in accordance with the recommendations of the Board of Directors. Only votes for or against a particular matter will be counted as votes cast in determining the outcome of that matter.

                               BOARD OF DIRECTORS

     Pacific Enterprises' entire Board of Directors is elected at each Annual Meeting of Shareholders. During 1996, the Board of Directors held sixteen meetings. Director attendance at meetings of the Board of Directors and Committees of the Board averaged 92% and each director attended at least 75% of the combined number of meetings of the Board and Committees of the Board of which the director was a member, except for Paul A. Miller who, due to travel commitments, attended 63% of the combined number of meetings.

BOARD COMMITTEES

     The Board of Directors maintains standing Audit, Compensation, Executive, Nominating and Public Policy Committees.

     The Audit Committee, which consists entirely of non-officer directors, recommends to the Board of Directors the selection of independent auditors; approves and reviews services and fees of independent auditors; and reviews accounting and financial policies, internal accounting controls and the results of audit engagements. During 1996, the Committee held three meetings.

     The Compensation Committee reviews the performance and approves or recommends the compensation of senior management and recommends the adoption of and administers compensation plans in which senior management is eligible to participate. The Committee also considers management succession plans. During 1996, the Committee held six meetings.

     The Executive Committee may act on all but certain major corporate matters reserved to the Board of Directors. It meets when emergency issues or scheduling make it difficult to assemble the Board of Directors. During 1996, the Committee did not meet.

     The Nominating Committee considers and makes recommendations regarding the nominations of directors and the size and composition of the Board of Directors. During 1996, the Committee held two meetings. The Committee will consider shareholder suggestions for nominees for director. Suggestions may be submitted to the Secretary of Pacific Enterprises, P.O. Box 60043, Los Angeles, California 90060-0043. Biographical information concerning the proposed nominee should also be included to assist the Committee in its deliberations.

     The Public Policy Committee reviews and monitors Pacific Enterprises' fulfillment of its responsibilities on matters of public policy and corporate governance. During 1996, the Committee held three meetings.

DIRECTOR COMPENSATION

     Directors who are also officers of Pacific Enterprises or its subsidiaries are not separately compensated for their services as directors or as members of Committees of the Board of Directors.

Non-officer directors receive an annual base retainer of $25,000 and an additional $3,000 for each Committee which they chair. Non-officer directors also receive $900 for each meeting of the Board or Committee of the Board which they attend. Directors may defer the receipt of their compensation and earn interest on the amounts deferred.

     Non-officer directors receive retirement benefits commencing upon the later of retirement or attaining age 65. The annual retirement benefit is the annual base retainer plus ten times the meeting fee and continues for a maximum period equal to the director's years of service as a non-officer director.

                            PROPOSED BYLAW AMENDMENT

     Pacific Enterprises' bylaws currently provide for a Board of Directors consisting of not less than nine nor more than seventeen members, with the exact number fixed (within that range) from time to time by the Board. Upon the completion of the business combination of Pacific Enterprises and Enova Corporation, the Board of Directors of the new holding company for Pacific Enterprises and Enova will also consist of between nine and seventeen members, with the exact number to be fixed (within that range) from time to time by the Board of the new holding company.

     The Board of Directors of the new holding company will be comprised of an equal number of directors designated by each of Pacific Enterprises and Enova, including Richard D. Farman, President and Chief Operating Officer of Pacific Enterprises, and Stephen L. Baum, President and Chief Executive Officer of Enova. To date, Pacific Enterprises and Enova have not decided who, in addition to Messrs. Farman and Baum, will be designated to serve on the Board of the new holding company.

     Pacific Enterprises' Board of Directors currently consists of nine directors but one director will retire at the Annual Meeting of Shareholders. In view of the pending business combination of Pacific Enterprises and Enova, the Board has determined that it would be inadvisable to fill the vacancy that would be created by this retirement. Instead of filing this vacancy, the Board believes it is in the best interests of Pacific Enterprises and its shareholders to reduce the size of the Board.

     Consequently, Pacific Enterprises' Board of Directors is proposing and recommends that shareholders approve an amendment to Pacific Enterprises' bylaws to provide for a Board consisting of not less than seven nor more than thirteen directors. The exact number of directors would continue to be fixed (within this reduced range) from time to time by the Board. Subject to and effective immediately upon shareholder approval of this amendment, the Board has fixed the number of directors at eight.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                      FOR APPROVAL OF THE BYLAW AMENDMENT

Approval of the proposed bylaw amendment requires the affirmative vote of a majority of the outstanding shares of Pacific Enterprises Common and Preferred Stock.

                             ELECTION OF DIRECTORS

     At the Annual Meeting of Shareholders, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The director candidates receiving the highest number of affirmative votes (up to the number of directors to be elected) will be elected as directors.

     The Board of Directors currently consists of nine directors, one of whom will retire at the Annual Meeting. Subject to and effective immediately upon shareholder approval of the bylaw amendment described under "Proposed Bylaw Amendment," the Board will consist of eight directors.

     The names of the Board of Directors' eight nominees for election as directors, and biographical and shareholding information (see also "Share Ownership of Directors and Executive Officers") regarding each nominee are set forth below. Each nominee is currently a director of both Pacific Enterprises and Southern California Gas Company and, unless otherwise noted, has held the position set forth beneath his or her name or various positions with the same organization for at least the last five years.

     The proxies and voting instructions solicited by this Proxy Statement will be voted for the election of these nominees unless other instructions are specified. They may not be voted for more than eight nominees. If any nominee should become unavailable to serve, they may be voted for a substitute nominee designated by the Board of Directors or the authorized number of directors may be further reduced.

                     HYLA H. BERTEA,
                     COMMUNITY LEADER.

                     Mrs. Bertea, 56, has been a director of Pacific Enterprises since 1988. She is a realtor with Grubb & Ellis, a real estate sales company. She is Commissioner of the California Horse Racing Board and a Trustee of Lewis & Clark College.
For a number of years she has been involved in leadership positions with various cultural, educational and health organizations in the Orange County and Los Angeles areas. She was a co-comissioner of gymnastics and member of the executive staff for the 1984 Olympics.

Committees: Audit, Nominating,       Shares: 5,788
            and Public Policy

                     HERBERT L. CARTER,
                     EXECUTIVE VICE CHANCELLOR EMERITUS AND TRUSTEE PROFESSOR OF PUBLIC ADMINISTRATION OF THE CALIFORNIA STATE UNIVERSITY SYSTEM.

                     Dr. Carter, 63, has been a director of Pacific Enterprises since 1991. He was President and Chief Executive Officer of
United Way of Greater Los Angeles from 1992 until 1995 and Executive Vice Chancellor of the California State University System from 1974 until 1992. He is a director of Golden State Mutual Insurance Co.; a member of the Board of Councilors of the School of Public Administration, University of Southern California; and a member of the Board of Trustees of Loyola Marymount University.

Committees: Audit, Nominating,       Shares: 891
            and Public Policy
                     RICHARD D. FARMAN
                     PRESIDENT AND CHIEF OPERATING OFFICER OF PACIFIC
                     ENTERPRISES.

                     Mr. Farman, 61, has been a director of Pacific Enterprises since 1992. He is also a director and an executive committee member of the Los Angeles Area Chamber of
Commerce, and a director of Union Bank, Sentinel Group Funds, Inc. and the National Business-Higher Education Forum. He is a past chairman of KCET Public Service Television, Progress L.A., Inc., the American Gas Association and the Natural Gas Council, and a member of the Pacific Coast Gas Association and the National Petroleum Council.

Committees: Executive             Shares: 303,005
              and Public Policy
                     WILFORD D. GODBOLD, JR., PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF ZERO CORPORATION, AN INTERNATIONAL MANUFACTURER PRIMARILY OF ENCLOSURES AND COOLING EQUIPMENT FOR THE ELECTRONICS MARKET.

                     Mr. Godbold, 58, has been a director of Pacific Enterprises since 1990. He is also a director of Santa Fe Pacific Pipelines, Inc., the California State Chamber of Commerce (past chairman) and The Employer's Group (past chairman). He is a member of the Board of Trustees of The Wellness Community, a member of the Council on California Competitiveness and a past President of the Board of Trustees of Marlborough School.

Committees: Audit,                   Shares: 2,000
              Compensation, and
            Executive

                     IGNACIO E. LOZANO, JR.,
                     CHAIRMAN OF THE BOARD OF LA OPINION, A SPANISH LANGUAGE DAILY NEWSPAPER. DURING 1976 AND 1977 MR. LOZANO SERVED AS UNITED STATES AMBASSADOR TO EL SALVADOR.

                     Mr. Lozano, 70, has been a director of Pacific Enterprises since 1978. He is also a director of BankAmerica Corporation, Bank of America NT&SA, The Walt Disney Company, Pacific Mutual Life Insurance Company, the Santa Anita Foundation and the Youth Opportunities Foundation. He is a trustee of the University of Notre Dame and a member of the California Press Association.

Committees: Audit,                   Shares: 1,416
            Compensation,
            Executive and Public
            Policy

                     RICHARD J. STEGEMEIER,
                     CHAIRMAN EMERITUS OF THE BOARD OF UNOCAL CORPORATION, AN INTEGRATED PETROLEUM COMPANY.

                     Mr. Stegemeier, 68, has been a director of Pacific Enterprises since 1995. He is also a director of Foundation
Health Corporation, Halliburton Company, Northrop Grumman Corporation, Outboard Marine Corporation and Wells Fargo Bank.

Committees: Audit,                   Shares:  1,000
            Compensation, and
            Nominating
                     DIANA L. WALKER,
                     PARTNER IN THE LOS ANGELES BASED LAW FIRM OF O'MELVENY & MYERS.

                     Mrs. Walker, 55, has been a director of Pacific Enterprises since 1989. She is a director of United Way of Greater Los
Angeles, the Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O'Melveny & Myers, of whom Mrs. Walker is a partner, provides legal services to Pacific Enterprises and its subsidiaries.

Committees: Audit, Nominating,       Shares:                                 538
            and Public Policy

                     WILLIS B. WOOD, JR.,
                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES.

                     Mr. Wood, 62, has been a director of Pacific Enterprises since 1989. He is also a director of Great Western Financial Corporation and Great Western Bank. He is a
director of the California Medical Center Foundation, the California State Chamber of Commerce, the National Association of Manufacturers, the Los Angeles World Affairs Council and the Automobile Club of Southern California; Vice Chairman of the Board of Trustees of Harvey Mudd College, a trustee of the University of Southern California and the Southwest Museum; and a member of the California Business Roundtable.

Committee: Executive              Shares:                                451,138

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Pacific Enterprises Common Stock beneficially owned as of March 17, 1997 by each director and nominee, the chief executive officer and the four other most highly compensated executive officers of Pacific Enterprises and, as a group, all such persons and all other executive officers.

                                                                      NUMBER OF SHARES
                                    NAME                              OF COMMON STOCK
        ------------------------------------------------------------- ----------------
        Hyla H. Bertea...............................................         5,788
        Herbert L. Carter (#1).......................................           891
        Larry J. Dagley (#2).........................................        17,853
        Richard D. Farman (#2).......................................       303,005
        Wilford D. Godbold, Jr.......................................         2,000
        Frederick E. John (#2).......................................        72,642
        Ignacio E. Lozano, Jr. (#3)..................................         1,416
        Paul A. Miller (#4)..........................................        11,386
        Warren I. Mitchell (#2)......................................       119,921
        Richard J. Stegemeier........................................         1,000
        Diana L. Walker..............................................           538
        Willis B. Wood, Jr. (#2).....................................       451,138
        All Directors and Executive Officers as a group
          (18 persons) (#2)..........................................     1,213,314

------------

#1 Includes 41 shares held as guardian.

#2 Includes shares issuable upon exercise of employee stock options that are exercisable prior to May 31, 1997. Such option shares total 15,000 shares for Mr. Dagley, 284,000 shares for Mr. Farman, 66,300 shares for Mr. John, 115,100 shares for Mr. Mitchell, 421,200 shares for Mr. Wood and 1,103,500 shares for all directors and executive officers as a group.

#3 Includes 500 shares held by spouse.

#4 Mr. Miller will retire as a director at the Annual Meeting.

     No director or executive officer owns any shares of Pacific Enterprises Preferred Stock. The shares of Pacific Enterprises Common Stock owned by all directors and executive officers as a group represent less than 1% of the outstanding shares. Upon giving effect to the exercise of all employee stock options held by directors and executive officers that are exercisable prior to May 31, 1997, the number of shares owned by all directors and executive officers as a group would represent approximately 1.3% of the outstanding shares.

     The following information contained under the captions "Financial Performance and Shareholder Returns" and "Report of the Compensation Committee" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing by Pacific Enterprises under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the absence of specific reference to such information and captions.

                 FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS

     During 1996, Pacific Enterprises earned $203 million ($2.37 per share of Common Stock) compared to $185 million ($2.12 per share of Common Stock) during 1995. It also increased dividends on Common Stock by 6% to an annual rate of $1.44 per share, redeemed $210 million of Preferred Stock (including $100 million at Southern California Gas Company) and repurchased 816,000 shares of Common Stock.

     These improvements in financial performance were achieved in spite of a reduction from 12% to 11.6% in the return on common equity authorized for Southern California Gas Company by the California Public Utilities Commission; an agreement to reflect 3% in productivity savings for operating and maintenance expenses; and abundant availability of low cost hydro-generated power. Nonetheless, the Gas Company achieved a return on equity of 13.6% for 1996.

     Pacific Enterprises' financial results have been reflected in its stock price performance and total return to shareholders as shown in the graphs on the following page. These graphs compare the market value (assuming reinvestment of dividends) over the last four years (the period following the disposition of significant non-utility operations) and the last five years of an initial $100 investment in Pacific Enterprises Common Stock at the beginning of each period with an identical investment in a weighted basket of stocks comprising the Standard & Poor's 500 Stock Index and an index of peer natural gas distribution utilities selected by Pacific Enterprises.

      COMPARISON OF FOUR YEAR CUMULATIVE                COMPARISON OF FIVE YEAR CUMULATIVE
                 TOTAL RETURN*                                    TOTAL RETURN**
            YEAR ENDING DECEMBER 31                           YEAR ENDING DECEMBER 31

         Measurement Period                 Pacific          Gas Distribution
       (Fiscal Year Covered)              Enterprises             Peers               S&P 500
1992                                                  100                  100                  100
1993                                                  131                  118                  110
1994                                                  125                  108                  112
1995                                                  175                  145                  153
1996                                                  198                  169                  189

         Measurement Period                 Pacific          Gas Distribution
       (Fiscal Year Covered)              Enterprises             Peers               S&P 500
1991                                                  100                  100                  100
1992                                                   72                  108                  108
1993                                                   94                  127                  118
1994                                                   89                  117                  120
1995                                                  126                  156                  165
1996                                                  142                  181                  203

 * Assumes $100 invested on January 1, 1993 and all dividends reinvested. ** Assumes $100 invested on January 1, 1992 and all dividends reinvested.

     In prior years Pacific Enterprises compared its total return to shareholders with indicies of diversified/integrated utilities and gas distribution utilities prepared by the American Gas Association; however, the Association has discontinued the preparation of these indices. Accordingly, Pacific Enterprises has elected to compare its total return with an index that it has developed of the ten other largest natural distribution utilities. The companies comprising this index are Atlanta Gas Light Company, Brooklyn Union Gas Company, Indiana Energy, Inc., MCN Energy Corporation, New Jersey Resources Corporation, NICOR, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, Inc. and Washington Gas Light Company.

     The factors affecting Pacific Enterprises future performance are discussed under the caption "Financial Review -- Management's Discussion and Analysis" in Pacific Enterprises 1996 Annual Report to Shareholders and in the financial statements appearing on pages 24 through 57 of the Annual Report.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews management compensation levels, evaluates management performance, and considers management succession and related matters. The Committee also administers Pacific Enterprises' various executive incentive plans.

     Each year the Compensation Committee reviews and approves a compensation plan for Pacific Enterprises' executive officers. The plan is developed in conjunction with independent compensation consultants and includes a review of compensation practices of large utilities throughout the United States (including companies included in Pacific Enterprises' index of peer gas distribution utilities) as well as California-based general industry companies, a review of the performance of these companies and Pacific Enterprises, and subjective judgments as to the past and expected future contributions of Pacific Enterprises' individual executives.

     Base salaries are reviewed annually and adjustments are also considered upon changes in executive responsibilities. Annual performance bonus opportunity levels are developed and payment of bonuses tied to Pacific Enterprises' success in achieving a rate of return on equity derived from that authorized for Southern California Gas Company by the California Public Utilities Commission. Longer term incentive compensation is provided by annual grants of employee stock options which closely relate compensation to shareholder returns.

COMPENSATION CONSULTANTS

     To assist in performing its functions, the Compensation Committee retains Hewitt Associates and other nationally recognized consulting firms specializing in executive compensation issues. These consultants assist the Committee in formulating executive compensation policies and advise the Committee on programs and practices to implement policies adopted by the Committee. In doing so, they prepare and review with the Committee surveys and other materials reflecting executive compensation policies of other companies and other factors (including relative performance and general economic conditions) which they deem relevant.

COMPENSATION POLICY

     The policy of the Compensation Committee is to establish total compensation levels competitive with companies with which Pacific Enterprises competes for executives. Base salaries are set at levels comparable to those of other large utilities. To provide incentives for exceptional performance, the Committee is increasingly providing opportunities for performance-based compensation (annual bonuses and stock option awards as a percentage of base salary) at somewhat higher levels that bring total compensation (salary and performance-based compensation) closer to California-based general industry levels.

     The Compensation Committee believes these policies appropriately align the financial interests of Pacific Enterprises' executives with those of shareholders. Base salaries are at levels competitive with other large utilities and amounts paid as annual bonuses and the realized value of stock options is highly variable and closely tied to corporate performance. As a consequence, much of an executive officer's compensation is "at risk" with the targeted value of annual bonuses and the grant-date estimated value of annual employee stock option awards intended to contribute from about 40% to 60% of total annual compensation.

     As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax consequences to Pacific Enterprises and its executives of the form and amount of executive compensation and considers various alternatives for preserving the tax deductibility of executive compensation to Pacific Enterprises to the extent reasonably practicable and consistent with the Committee's other compensation objectives. Pacific Enterprises has obtained shareholder approval of performance goals for the payment of bonuses and dividend equivalents that is intended to assure that bonus and dividend equivalent opportunities awarded over the next several years will, upon payment, be a tax deductible compensation expense to Pacific Enterprises.

COMPENSATION AWARDS

     Salaries

     Willis B. Wood, Jr., Chairman of the Board and Chief Executive Officer, and Richard D. Farman, President and Chief Operating Officer have not received salary increases since 1992 and 1993, respectively. Reflecting a policy of the Compensation Committee to place more of their compensation at risk, in lieu of salary increases they received greater opportunities for performance-based compensation.

     Performance Bonuses

     The Compensation Committee establishes annual performance bonus opportunities for executive officers based upon the attainment of objective financial goals. Performance at targeted levels is intended to compensate executive officers with bonuses somewhat above the midpoint for bonuses for comparable levels of responsibility at other large utilities. Target award levels for 1996 ranged from 50% of base salary for the Chief Executive Officer and the President to 25% of base salary for Vice Presidents, with maximum award levels for excellent performance ranging from 100% to 50% of base salary.

     During 1996, the continued superior performance of Southern California Gas Company resulted in Pacific Enterprises achieving a return on equity of 14.7%. This return was substantially above the rate of return authorized for Southern California Gas Company by the California Public Utilities

Commission and the target return established by the Compensation Committee for the payment of annual performance bonuses. This excellent return, together with favorable assessments of their contributions to achieving it, resulted in paying maximum performance bonuses to Messrs. Wood and Farman for 1996.

     Stock Options

     To provide long-term incentive compensation and in lieu of cash compensation, the Compensation Committee relies exclusively upon awards of stock options, the ultimate realizable value of which closely equates compensation to shareholder returns. Stock options are granted with an exercise price that is not less than the fair market value of the option shares at the date of the grant. They are typically granted for a ten-year term and vest in equal cumulative annual installments over a three-year period with vesting and exercisability subject only to continuing employment.

     Since 1995, stock options also typically have been granted with performance-based dividend equivalents. These provide executive officers with the opportunity to receive, upon the exercise of an option, all or a portion of the cash dividends that would have been paid on the shares as to which the option is exercised as if the shares had been outstanding from the date the option was granted. No dividend equivalents are payable unless Pacific Enterprises meets a threshold performance goal and the percentage of dividends paid as dividend equivalents (to a maximum of all of the dividends that would have been paid on the shares) depends upon the extent to which the threshold performance goal is exceeded. In addition, no dividend equivalents are payable in respect of the exercise of any "out-of-the-money" option -- an option for which the exercise price exceeds the market value of the shares purchased.

     In awarding stock options, the Compensation Committee sizes option grants to provide a grant-date estimated value somewhat above the midpoint for option and other long-term incentive awards provided by large utilities. Since the Compensation Committee uses only stock options to provide long-term incentive compensation, option awards are typically larger than those at companies that provide additional forms of long-term compensation. During 1996, Messrs. Wood and Farman were awarded options having a grant-date estimated value of $431,664 (55,200 shares) and $328,440 (42,000 shares), respectively.

Employment and Employment-Related Agreements

     In connection with the business combination of Pacific Enterprises and Enova Corporation, the Compensation Committee and the Board of Directors have approved employment agreements for the four senior officers of the new holding company that will result from the combination. These agreements are with Mr. Farman and Warren I. Mitchell, President of Southern California Gas Company, and two senior executives of Enova. In reviewing these agreements, the Committee and the Board received advice from their independent compensation consultants that, based upon a review of employment agreements in other utility combinations, the agreements were reasonable in order to provide an orderly transition of management for the combined companies.

     The Compensation Committee also considered the effect of the business combination upon Pacific Enterprises' ability to attract and retain executives and to motivate them to act diligently and objectively with respect to the business combination in spite of the personal uncertainties that it presents. Consequently, with the assistance of independent compensation consultants and merger and acquisition experts and other advisors, the Committee reviewed its existing executive severance benefit and retention policies and practices. Following this review and upon receiving advice that its proposed arrangements were consistent with relevant competitive practices, the Committee and the Board of Directors approved agreements between Pacific Enterprises and each of its executive officers (other than Mr. Wood who will retire upon the completion of the business combination and requested that he not be considered for these agreements) to memorialize past severance practices and to provide compensation for services in connection with the business combination and an incentive to continue employment with the combined companies. See "Executive
Compensation -- Employment and Employment-Related Agreements."

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chairman

                                          Wilford D. Godbold, Jr.

                                          Ignacio E. Lozano, Jr.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by Pacific Enterprises and its subsidiaries to those persons who were, at December 31, 1996, Pacific Enterprises' chief executive officer and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                             ------------------------------------
                                                                      AWARDS
                                                             -------------------------
                                                                             SHARES      PAYOUTS
                                   ANNUAL COMPENSATION       RESTRICTED    UNDERLYING    --------     ALL OTHER
                                --------------------------      STOCK       OPTIONS/       LTIP     COMPENSATION
 NAME AND PRINCIPAL POSITIONS   YEAR    SALARY     BONUS       AWARDS         SARS       PAYOUTS        (#1)
                                -----  --------   --------   -----------   -----------   --------   -------------
Willis B. Wood, Jr.
  Chairman and Chief             1996  $641,000   $635,000     -$0-           55,200       $-0-        $67,197
  Executive Officer of Pacific   1995  $641,000   $603,250     -$0-           66,000       $-0-        $63,728
  Enterprises                    1994  $641,000   $428,626     -$0-           60,000       $-0-        $72,658
Richard D. Farman
  President and Chief            1996  $436,000   $430,000     -$0-           42,000       $-0-        $57,133
  Operating Officer              1995  $436,000   $408,500     -$0-           50,000       $-0-        $54,587
  of Pacific Enterprises         1994  $436,000   $290,250     -$0-           35,000       $-0-        $62,134
Warren I. Mitchell
  President of                   1996  $318,000   $249,600     -$0-           21,000       $-0-        $ 5,721
  Southern California            1995  $306,000   $180,000     -$0-           27,000       $-0-        $ 5,836
  Gas Company                    1994  $291,000   $171,000     -$0-           25,000       $-0-        $ 6,803
Larry J. Dagley
  Senior Vice President
  and Chief Financial            1996  $300,000   $240,000     -$0-           15,000       $-0-        $ 4,046
  Officer of Pacific             1995  $115,384   $ 75,000     (#2)              -0-       $-0-        $   428
  Enterprises (#2)
Frederick E. John
  Senior Vice President          1996  $261,000   $178,500     -$0-           15,000       $-0-        $ 5,540
  of Pacific Enterprises         1995  $251,000   $128,625     -$0-           15,000       $-0-        $ 5,751
                                 1994  $212,600   $ 92,970     -$0-           10,000       $-0-        $ 5,650

------------------------

#1 Consists of interest accruals on deferred compensation above 120% of the applicable federal rate, the dollar value of insurance premiums paid with respect to the term portion of life insurance and employer contributions to defined contribution plans. Such interest accruals, insurance premiums and contributions for 1996 were, respectively, $60,505, $2,192, and $4,500 for Mr. Wood; $51,142, $1,491, and $4,500 for Mr. Farman; $125, $1,096, and
   $4,500 for Mr. Mitchell; $60, $1,026, and $2,960 for Mr. Dagley, and $140,
   $900, and $4,500 for Mr. John.

#2 Mr. Dagley joined Pacific Enterprises in August 1995. As a $500,000 signing bonus, he was credited with 20,833 shares of Pacific Common Stock vesting, subject to continued employment, in equal installments (together with deemed reinvested dividends) over a five year period. At December 31, 1996, his unvested share balance was 17,734 shares having a fair market value (absent vesting restrictions) of $538,670.

STOCK OPTIONS

     The following table sets forth information regarding stock options granted during 1996 to each of the executive officers named under "Executive Compensation -- Summary Compensation Table."

                             OPTION/SAR GRANTS (#1)

                                                       PERCENT OF
                                                          TOTAL
                                        NUMBER OF       OPTIONS/                              GRANT DATE
                                          SHARES      SARS GRANTED                             ESTIMATED
                                        UNDERLYING    TO EMPLOYEES    EXERCISE   EXPIRATION     PRESENT
                NAME                   OPTIONS/SARS      IN 1996       PRICE        DATE       VALUE(#2)
-------------------------------------  ------------   -------------   --------   ----------   -----------
Willis B. Wood, Jr...................      55,200          8.0%         $ 27       3/5/06      $ 431,664
Richard D. Farman....................      42,000          6.1%         $ 27       3/5/06      $ 328,440
Warren I. Mitchell...................      21,000          3.1%         $ 27       3/5/06      $ 164,220
Larry J. Dagley......................      15,000          2.2%         $ 27       3/5/06      $ 117,300
Frederick E. John....................      15,000          2.2%         $ 27       3/5/06      $ 117,300

---------------

#1 All options were granted with performance-based dividend equivalents (see
   "Report of the Compensation Committee -- Compensation Awards -- Stock Options"); at an exercise price of 100% of the fair market value of the option shares on the date of grant; for a ten-year term, subject to earlier expiration upon termination of employment; and exercisable in cumulative annual installments of one-third of the shares initially subject to the option on each of the first three anniversaries of the date of grant. Upon the March 11, 1997 approval by shareholders of the principal terms of the business combination of Pacific Enterprises and Enova Corporation, all options became and remain fully exercisable.

#2 Estimated present value is based on the Black Scholes Model and consists of an option value of $3.41 and a dividend equivalent value of $4.41. The following assumptions were used in the Black Scholes Model: stock price volatility of 18.91%, a risk-free rate of return of 6.27%, and an annual dividend yield of 5.04%. Further adjustments were made based on actuarial assumptions regarding the termination of employment prior to option vesting and prior to expiration of the ten-year option term, reducing estimated values by 17.57% and 9.29% respectively. The dividend equivalent value is based on a $1.36 annual dividend (the rate in effect at the grant date), and the volatility of the cash flow measures which determine the amount of dividend equivalents paid. At target levels of performance, 67% of the dividends are paid. Options will have no actual value unless the stock price appreciates from the date of grant to the exercise date. If the named officers realize the estimated grant date values, total shareholder value (dividends and stock price appreciation) will have increased by approximately $659 million and the value of the named officers options will be .14% of the total increase.

     The following table sets forth as to each executive officer named under "Executive Compensation -- Summary Compensation Table" information regarding stock options exercised in 1996 and the value of stock options outstanding at December 31, 1996.

                   OPTION/SAR EXERCISES AND OPTION/SAR VALUES

                                                         NUMBER OF
                          OPTIONS/SARS               SHARES UNDERLYING               VALUE OF UNEXERCISED
                        EXERCISED IN 1996        UNEXERCISED OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
                      ---------------------      AT DECEMBER 31, 1996(#1)            AT DECEMBER 31, 1996
                       SHARES      VALUE      -------------------------------   -------------------------------
NAME                  ACQUIRED    REALIZED    EXERCISABLE   UNEXERCISABLE(#2)   EXERCISABLE   UNEXERCISABLE(#2)
--------------------  --------   ----------   -----------   -----------------   -----------   -----------------
Willis B. Wood,
 Jr. ...............       -0-   $      -0-     234,000           187,200       $ 1,657,750      $ 1,277,800
Richard D. Farman...       -0-   $      -0-     144,667           139,333       $   856,585      $   822,665
Warren I.
  Mitchell..........    16,400   $  126,750      43,300            71,800       $   117,513      $   431,813
Larry J. Dagley.....       -0-   $      -0-         -0-            15,000       $       -0-      $    50,625
Frederick E. John...       -0-   $      -0-      30,100            36,200       $    84,625      $   215,375

---------------

#1  The exercise price of outstanding options ranges from $19 1/4 to $47 1/4.

#2 Upon the March 11, 1997 approval by shareholders of the principal terms of the business combination of Pacific Enterprises and Enova Corporation, all unexercisable options became and remain fully exercisable.

PENSION BENEFITS

     The following table sets forth estimated annual pension benefits, including supplemental pension benefits, payable upon retirement at age 65 to Pacific Enterprises' executive officers (based upon payment of benefits as a straight life annuity after maximum offset for social security benefits but without offset for any other benefits) in various compensation and years-of-service classifications.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE (#2)
                                          ----------------------------------------------------
           REMUNERATION (#1)              15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
----------------------------------------  --------   --------   --------   --------   --------
$  200,000..............................  $ 93,000   $115,000   $117,500   $120,000   $122,500
   400,000..............................   195,000    235,000    240,000    245,000    250,000
   600,000..............................   295,000    355,000    362,500    370,000    377,500
   800,000..............................   395,000    475,000    485,000    495,000    505,000
 1,000,000..............................   495,000    595,000    607,500    620,000    632,500
 1,200,000..............................   595,000    715,000    730,000    745,000    760,000
 1,400,000..............................   693,000    833,000    850,000    868,000    885,000

---------------

#1 Average salary for highest three consecutive years of service and average of three highest annual bonuses during the last ten years of service.

#2 Years of service number 36 for Mr. Wood, 18 for Mr. Farman, 38 for Mr. Mitchell, 1 for Mr. Dagley and 15 for Mr. John.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS

     Pacific Enterprises has entered into a Severance Agreement and an Incentive/Retention Bonus Agreement with each of its executive officers named under "Executive Compensation -- Summary Compensation Table," other than with Mr. Wood who requested that he not be considered for these agreements. The Severance Agreements memorialize past severance practices and provide benefits in the event of actual or constructive termination of employment (other than for cause, death or disability) that generally consist of a lump sum cash payment equal to either 2.0 or 1.5 times annual base salary; continuation of welfare benefits for 18 months; payment of deferred compensation at a preferred rate; payout of accrued vacation benefits; and financial planning and outplacement services.

     The Incentive/Retention Bonus Agreements provide compensation for services in connection with the business combination of Pacific Enterprises and Enova Corporation and an incentive for executives to continue employment with the combined companies. They provide for the payment of bonuses at a specified multiple (1.0 or less except for one executive officer for whom the multiple is 2.0) of the executive's base salary plus incentive bonus (at target) that are conditioned upon the completion of the business combination (or another business combination transaction) and the transition of the executive to employment with the combined companies for a period of six to twelve months or actual or constructive termination of employment other than for cause. The bonuses payable to Messrs. Farman and Mitchell are also subject to certain deferral provisions.

     The new holding company for Pacific Enterprises and Enova Corporation that will result from the business combination of the two companies has entered into employment agreements with Messrs. Farman and Mitchell and two senior executives of Enova. These agreements will become effective upon completion of the business combination and the agreements with Messrs. Farman and Mitchell will supersede their Severance Agreements with Pacific Enterprises.

     Mr. Farman's employment agreement provides that he will serve as Chairman of the Board and Chief Executive Officer of the new holding company for two years following the completion of the business combination (or, if earlier, until September 1, 2000) and thereafter until September 1, 2000 will serve as Chairman of the Board. For these services, he will receive an annual base salary of not less than $760,000; participate in annual incentive compensation plans providing him with bonus opportunities (as a percentage of annual base salary) of not less than 60% at target performance and 120% at maximum performance; and participate in long-term compensation and retirement and welfare benefit plans.

     Mr. Mitchell's employment agreement provides that he will serve as President and principal executive officer of the businesses of the new holding company and its subsidiaries that are economically regulated by the California Public Utilities Commission. For these services, he will receive an annual base salary of not less than $440,000; participate in annual and long-term incentive compensation plans and awards providing him with an annual bonus opportunities at least equal (as percentage of base salary) to his bonus opportunities in effect prior to the completion of the business combination; and participate in retirement and welfare benefit plans.

     The employment agreements with Messrs. Farman and Mitchell also provide if the executive's employment is terminated by the new holding company (other than for cause, death or disability) or by the executive for good reason, he will receive twice (three times in the event of termination following a change in control) his annual base salary and annual incentive compensation (at the higher of the target bonus for the year of termination or the average of the three highest bonuses in the preceding five years); a pro rata portion of the target annual incentive compensation award for the year or, if greater, the average of the three highest bonus awards for the preceding five years; the present value of retirement benefits to which he would have been entitled had his employment continued for an additional two years (three years in the case of termination following a change of control) and had increased his age by such additional years as of termination, but not beyond mandatory retirement age of age 65; immediate vesting of all equity-based, long-term incentive compensation awards; pro rata payment of cash-based, long-term incentive awards at target performance; continued participation in welfare benefit plans for two years; and payment of compensation previously deferred. In certain circumstances, payments under these agreements may be increased to offset excise taxes they may impose upon the executive.

                              SHAREHOLDER PROPOSAL

     The resolution set forth below has been proposed by a shareholder for inclusion in this Proxy Statement in accordance with the Shareholder Proposal Rule of the Securities and Exchange Commission. The name and address and the number of shares held by the shareholder proponent will be furnished by Pacific Enterprises to any shareholder promptly upon receipt of any oral or written request to the Corporate Secretary.

     This resolution is required to be voted upon at the Annual Meeting of Shareholders only if properly presented by the shareholder proponent or the proponent's qualified representative. To be approved it must receive the affirmative vote of a majority of the shares of Pacific Enterprises Common Stock and Preferred Stock represented and voting at the Annual Meeting.

     The resolution and related supporting statement of the shareholder proponent are presented as received by Pacific Enterprises and the Board of Directors disclaims any responsibility for their content. For the reasons set forth below, the Board opposes and recommends a vote against the resolution.

     Shareholder Proposed Resolution

     Resolved, that the shareholders of Pacific Enterprises recommend that the Board of Directors adopt to change the Articles of Incorporation to hold Directors, Officers and agents of Directors and Officers personally liable to the maximum amount allowed by California Corporate Law for act(s) or omissions which constitute and are determined to be a breach of fiduciary duty to the shareholder of the corporation. This resolution shall not limit nor exclude personal liability authorized by statute.

     Shareholder Supporting Statement

     Pacific Enterprises' Articles of Incorporation currently limits personal liability of the Directors, Officers, or agents of Officers or Directors to the minimum required by California Corporate Law if they are found to be guilty of act(s) or omissions which constitute and are determined to be a breach of their fiduciary duties.

     When adopted, this resolution will hold company officials personally liable to the maximum amount allowed by law for any acts or omissions or breaches of their fiduciary duties.

     Board of Directors Opposition Statement

     In 1988, shareholders approved amendments to Pacific Enterprises' Articles of Incorporation eliminating, to the maximum extent permitted by law, the personal liability of directors for monetary damages for a breach of their duties to Pacific Enterprises and its shareholders and authorizing Pacific Enterprises to provide indemnification and insurance to its directors, officers, employees and other corporate agents to an extent and in a manner not otherwise permissible. Shareholders also approved related indemnification agreements that, subject to certain limited exceptions, obligate Pacific Enterprises to provide indemnification for all expenses, liabilities and settlement amounts incurred by a director or officer in connection with any proceeding by reason of being a director or officer of Pacific Enterprises.

     The Board of Directors believes that these protective provisions permit Pacific Enterprises to provide the appropriate level of protection against personal liability that Pacific Enterprises should offer if it is to obtain and retain the services of highly-qualified and capable individuals. Similar protective provisions are common for large publicly held corporations. They enable individuals to serve as directors and officers without unwarranted concern that their personal assets will be subjected to liabilities disproportionate to their compensation while still preserving appropriate disincentives, among other things, for actions involving intentional misconduct or an absence of good faith.

     The Board of Directors also believes that the diligence and care exercised by Pacific Enterprises' directors and officers stems primarily from their desire to act in the best interests of Pacific Enterprises and its shareholders and not from a fear of personal liability. Consequently, the Board does not believe that the diligence and care of its directors or officers has been lessened by these protections.

     The shareholder resolution, if approved by shareholders and implemented by Pacific Enterprises, would limit or eliminate these protections. Accordingly, the Board of Directors believes that the shareholder resolution is not in the best interests of Pacific Enterprises and its shareholders and recommends a vote against the resolution.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE AGAINST THE SHAREHOLDER PROPOSAL

                SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS

     The accompanying proxy or voting instruction is solicited on behalf of the Board of Directors of Pacific Enterprises. All shares represented by properly executed proxies and voting instructions received in time for the Annual Meeting of Shareholders will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted in accordance with the recommendations of the Board. The holders of the proxies or voting instructions are authorized to vote the shares in their discretion as to any other business that may come before the Annual Meeting or any matters incident to the conduct of the meeting.

     A shareholder giving a proxy may revoke it at any time before it is voted by delivering to Pacific Enterprises a written notice of revocation, presenting to the Annual Meeting a valid proxy bearing a later date, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

     At the March 17, 1997 record date for the Annual Meeting, employee benefit plans of Pacific Enterprises and its subsidiaries held shares of Pacific Enterprises Common Stock representing approximately 14.3% of the outstanding voting shares. Participants in these plans may direct the voting of shares allocated to their individual employee accounts by providing timely voting instructions to the plan trustees. Instructions must be received by the trustees, and may be revoked or changed only by new instructions received by the trustees, at least two days before the Annual Meeting.

     Of the shares held by employee benefit plans, shares representing approximately 11.7% of the outstanding voting shares are held by the Retirement Savings Plans of Pacific Enterprises and its subsidiaries. Substantially all of these shares have been allocated to individual employee accounts. T. Rowe Price Trust Company, as trustee for the plans, will vote unallocated shares and allocated shares for which voting instructions are not timely received in the same manner and proportion as allocated shares for which voting instructions are timely received.

     The remaining shares held by employee benefit plans (representing approximately 2.6% of the outstanding voting shares) are held by Pacific Enterprises' employee stock ownership plan. None of these shares has been allocated to individual employee accounts and will be voted by the plan trustee, U.S. Trust Company of California, in accordance with instructions to be received from Pacific Enterprises' Benefits Committee, all of the members of which are officers or other employees of Pacific Enterprises and Southern California Gas Company. The Benefits Committee has adopted a general guideline contemplating that these shares will be voted in the same manner and proportion as shares held in the Retirement Savings Plans are voted but meets shortly prior to each Annual Meeting to determine whether the specific issues to be voted upon are appropriate for the application of that guideline.

     The expenses of soliciting proxies and voting instructions will be paid by Pacific Enterprises and will include reimbursement of banks, brokerage firms, nominees, fiduciaries, and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telegraph or other means of communication by directors, officers and management employees of Pacific Enterprises and its subsidiaries who will not be additionally compensated therefor. In addition, D. F. King & Co., Inc. has been retained by Pacific Enterprises to assist in the solicitation of proxies and will be paid a fee of $11,000 plus reimbursement of expenses for these services.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP to serve as Pacific Enterprises' independent auditors for 1997. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                 ANNUAL REPORTS

     Pacific Enterprises' 1996 Annual Report to Shareholders is being mailed to shareholders together with this Proxy Statement. Copies of Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K will be provided to shareholders, without charge, upon written request to the Secretary of Pacific Enterprises addressed to P.O. Box 60043, Los Angeles, California 90060-0043.

                      1998 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations of persons for election as directors, must give written notice to the Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods and must be accompanied by the information and documents specified in Pacific Enterprises' bylaws, a copy of which may be obtained by writing to the Secretary of Pacific Enterprises. The period for notice of business to be brought by shareholders before the 1997 Annual Meeting of Shareholders has expired.

     The 1998 Annual Meeting of Shareholders is expected to be held on May 7, 1998. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 1998 Annual Meeting will commence on January 8, 1998 and end on March 9, 1998.

     Proposals of shareholders that are intended to be included in Pacific Enterprises' proxy materials for the 1998 Annual Meeting of Shareholders under the Shareholder Proposal Rule of the Securities and Exchange Commission must be received by the Secretary of Pacific Enterprises on or before November 21, 1997.
                         ------------------------------

     IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE BRING THE ADMISSION TICKET PRINTED ON THIS PAGE WITH YOU. IF YOU DO NOT HAVE AN ADMISSION TICKET, VERIFICATION OF SHARE OWNERSHIP WILL BE NECESSARY TO OBTAIN ADMISSION TO THE ANNUAL MEETING. SEE "NOTICE OF ANNUAL MEETING" FOR DETAILS.

--------------------------------------------------------------------------------

                           [PACIFIC ENTERPRISES LOGO]

                      1997 ANNUAL MEETING OF SHAREHOLDERS

                                ADMISSION TICKET

 THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 11:00 A.M. ON MAY 8, 1997,
           AT THE WESTIN BONAVENTURE HOTEL, 404 SOUTH FIGUEROA STREET
                            LOS ANGELES, CALIFORNIA

                        ADMIT ONE SHAREHOLDER AND GUEST

(Doors open at 10:00 a.m. You may by-pass the registration area and present this ticket to the hosts at the inside doors.)
 NOTE: Cameras, tape recorders, etc., will not be allowed in the meeting room.

                           [PACIFIC ENTERPRISES LOGO]
                     ANNUAL SHAREHOLDERS' MEETING LOCATION

                          THE WESTIN BONAVENTURE HOTEL
                             404 S. FIGUEROA STREET
                            LOS ANGELES, CALIFORNIA
                                 (213) 624-1000

                                     [LOGO]
                                     [MAP]

                                   DIRECTIONS

FROM THE HARBOR (110) FREEWAY
NORTHBOUND
Exit at 3rd St. and bear to the right. Follow sign to Flower St. South and turn right on Flower St.

SOUTHBOUND
Exit at Wilshire Blvd. and turn left on Wilshire. Proceed to Figueroa St. and turn left. Proceed to 4th St. and turn right. Proceed to Flower St. and turn right.

PARKING
The company will validate parking at the following locations only:

    Bonaventure Hotel    - entrance on right of
                           Flower St.
    ARCO Garage          - entrance on left of
                           Flower St.
    World Trade Center   - entrance on right of
                           Flower St. or the right of
                           Figueroa St.

                           [PACIFIC ENTERPRISES LOGO]

                               ANNUAL MEETING OF
                                  SHAREHOLDERS

                                   THE WESTIN
                               BONAVENTURE HOTEL
                           404 SOUTH FIGUEROA STREET
                            LOS ANGELES, CALIFORNIA

                                  May 8, 1997

                               NOTICE OF MEETING
                                      AND
                                PROXY STATEMENT

                        CONFIDENTIAL VOTING INSTRUCTIONS

      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PACIFIC ENTERPRISES


T. Rowe Price Trust Company, Trustee for the Retirement Savings Plans of Pacific Enterprises and its subsidiaries, is authorized and instructed to vote or appoint a proxy or proxies to vote all shares of stock of Pacific Enterprises credited to my account in such Plans at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 8, 1997, at 11:00 A.M. or at any adjournment.

Nominees for election as directors: Hyla H. Bertea, Herbert L. Carter, Richard
D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Richard J. Stegemeier, Diana L. Walker, Willis B. Wood, Jr.

The Retirement Savings Plans of Pacific Enterprises and its subsidiaries make provisions for you to give confidential instructions as to how you wish shares held by you in the Plans to be voted at the Annual Meeting of Shareholders of Pacific Enterprises. The Trustee will vote shares for which instructions are not timely received and shares not allocated to individual accounts in the same manner and ratio as shares for which voting instructions are timely received from participants in the Plans. Revocation or change of vote can be made only by new instructions received at least two days before the meeting.

THIS INSTRUCTION WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

                          (Continued and to be dated and signed on reverse side)


The Pacific Enterprises Board of Directors recommends
a vote FOR the Amendment of Bylaws and the Election             The Pacific Enterprises Board of Directors recommends a
of Directors                                                    vote AGAINST the following Shareholder Proposal.
-----------------------------------------------------           ----------------------------------------------------------


                            FOR   AGAINST   ABSTAIN                                               FOR   AGAINST   ABSTAIN
1.  Amendment of Bylaws     [ ]     [ ]       [ ]               3.  Personal Liability            [ ]     [ ]       [ ]
                                                                    of Directors, Officers
                                                                    and Agents.
                                                                ----------------------------------------------------------
                            FOR            WITHHELD              Voting instructions must be received by the Trustee and
2.  Election of             [ ]               [ ]                may be revoked or changed only by new instructions received
    Directors                                                    by the Trustee, at least two days before the Annual Meeting.

                                                                 Mark here if you plan to
For, except vote withheld from the following                     attend the Annual Meeting
nominee(s):                                                      in person                      [ ]

                                                                 Date: ____________________________________________, 1997
-----------------------------------------------------




---------------------------------------------
Please sign exactly as name appears hereon


                           [PACIFIC ENTERPRISES LOGO]


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS          1997


        RICHARD D. FARMAN, THOMAS C. SANGER and WILLIS B. WOOD, JR., or any of them, with full power of substitution, are authorized to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 8, 1997, at 11:00 A.M. or at any adjournment.

        NOMINEES FOR ELECTION AS DIRECTORS: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Richard J. Stegemeier, Diana L. Walker, Willis B. Wood, Jr.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.


            (Continued and to be dated and signed on reverse side.)


                                                                     PLEASE MARK
                                                                  X  YOUR VOTES
                                                                       AS THIS
                                                                       EXAMPLE.

-------------------------------------------------------------------------------
PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE AMENDMENT OF BYLAWS AND THE ELECTION OF DIRECTORS.

              FOR    AGAINST    ABSTAIN                       FOR    WITHHELD
              [ ]      [ ]        [ ]                         [ ]      [ ]

1. Amendment                                2. Election of
   of Bylaws.                                  Directors.

                                            For, except vote withheld from the
                                            following nominee(s):


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST THE FOLLOWING SHAREHOLDER PROPOSAL.

                                       FOR    AGAINST    ABSTAIN
                                       [ ]      [ ]        [ ]

3. Personal Liability of Directors,
   Officers and Agents.

--------------------------------------------------------------------------------

Mark here if you desire confidential voting in accordance with the policy described in the accompanying proxy statement.

Mark here if you expect to attend the Annual Meeting in person.



Date:                                    , 1997




PLEASE SIGN EXACTLY AS NAME APPEARS HEREON